EXHIBIT 5.1

                                  July 12 2001

Vertical Computer Systems, Inc.
6336 Wilshire Boulevard
Los Angeles, CA 90048

     RE: VERTICAL C0OMPUTER SYSTEMS, INC. REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

      We are acting as counsel for, Vertical Computer Systems Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of the offering and sale of up to 71,763,689 shares of the Company's common shares of $.00001 par value. The shares include 12,300,000 shares (the "1999 Plan Shares") issuable under the Company's 1999 Incentive Stock Option Plan (the "1999 Plan"), 35,725,000 shares issuable (the "Stock Option Shares") pursuant to those certain forty two (42) agreements for stock options granted to certain directors and employees of the Company (collectively, the "Stock Option Agreements"); 7,079,038 shares issuable (the "Warrant Shares") pursuant to those certain eleven (11) agreements for warrants granted to certain consultants of the Company (collectively, the "Warrant Agreements"); and 16,659,651 shares issuable (the "Contract Shares") pursuant to six (6) contracts (collectively, the "Contracts"). A Registration Statement on Form S-8 covering the shares (the "Registration Statement") is being filed under the Act with the Securities and Exchange Commission.

      In rendering the opinions expressed herein, we have reviewed such matters of law as we have deemed necessary and have examined copies of the 1999 Plan, the Stock Option Agreements, the Warrant Agreements, the Contracts and such agreements, instruments, documents and records as we have deemed relevant.

      In rendering the opinions expressed herein, we have assumed the genuineness and authenticity of all documents examined by us and of all signatures thereon; the legal capacity of all natural persons executing such documents; the conformity to original documents of all documents submitted to us as certified or conformed copies or photocopies; and the completeness and accuracy of the certificates of public officials examined by us. We have made no independent factual investigation with regard to any such matters.

      Based upon the foregoing, but subject to the limitations set forth below, it is our opinion that (i) the 1999 Plan Shares have been duly authorized and, when issued and sold in accordance with the terms of the 1999 Plan, will have been legally issued, fully paid and non-assessable, (ii) the Stock Option Shares will have been duly authorized and, when issued and sold in accordance with the terms of the Stock Option Agreements, will have been legally issued, fully paid and non-assessable,(iii) the Warrant Shares will have been duly authorized and, when issued and sold in accordance with the terms of the Warrant Agreements, will have been legally issued, fully paid and non-assessable, (iv) the Contract Shares will have been duly authorized and, when issued and sold in accordance with the terms of the Contracts, will have been legally issued, fully paid and non-assessable.

      The opinions expressed herein are limited to matters involving the federal laws of the United States.

           We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                       Respectfully submitted,

                                       LAW OFFICES OF GARY L. BLUM


                                       BY:______________________________________
                                                  GARY L. BLUM, ESQ.